Exhibit 99.1

Intellicheck Mobilisa Appoints William P. Georges and Jack A. Davis to Its Board of Directors

Extensive Management and Law Enforcement Experience Adds Strength to Board

PORT TOWNSEND, Wash.--(BUSINESS WIRE)--

Intellicheck Mobilisa, Inc. (NYSE MKT:IDN), a global leader in identity solutions and wireless security systems, has appointed William P. Georges and Jack A. Davis, Maj. Gen. USMC, to its Board of Directors, effective immediately. This brings the total number of board members to seven.

Mr. Georges is President and CEO of The Georges Group, LLC, a provider of strategic consulting services and project management in the areas of corporate operations/ relations to both public and private entities worldwide. Prior to forming the firm, he spent nine years as senior vice president of The Century Council, a developer of programs to fight alcohol misuse, drunk driving and underage drinking. He is a retired 25-year veteran of the Albany, NY Police Department where he ultimately achieved the rank of Assistant Chief/Chief of Patrol where he was responsible for all uniformed police services. Mr. Georges is a life member of the International Association of Chiefs of Police. He serves on the Traffic Law Enforcement Committee of the Transportation Research Board of the National Academies and has been recognized by numerous organizations for his dedication to law enforcement.

Major General Davis is a proven leader in the military, law enforcement and business arenas. In a 37-year career in the United States Marine Corps, during which he rose to the rank of Major General, he commanded at every level from an infantry platoon in Vietnam to Commanding General of the 4th Marine Division. His final assignment prior to retirement was Vice Commander, Marine Corps Forces Atlantic/Deputy Commander Marine Corps Forces Europe, for which he received the Distinguished Services Medal. He also served five years in federal law enforcement before joining the North Carolina State Bureau of Investigation in 1979, retiring in 1999 with a distinguished record of service. He also established JA Davis & Associates, a frontrunner in leadership and security training development. He holds a bachelor of science degree and two master’s degrees. He previously served on the Mobilisa’s Board of Directors from October 2005 until the merger with Intellicheck in March 2008.

Michael D. Malone, Chairman of the Board, said, “William Georges and Jack Davis bring a tremendous amount of relevant experience to Intellicheck Mobilisa, and we are fortunate they have agreed to join our Board. William’s decades of experience in law enforcement and his focus on countering alcohol abuse will help us as we continue to target these markets for our products. Likewise, I am pleased to welcome Jack Davis to our Board, where we will benefit from his wide experience in the military and business worlds. We look forward to their insight and contributions as valuable members of our Board.”

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobile.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

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